                                                                    EXHIBIT 99.1

                      FOR IMMEDIATE RELEASE APRIL 15, 2002

                           GENERAL CREDIT CORPORATION
                          DELAYED IN FILING FORM 10KSB

General Credit Corporation (OTC BB: GNIZ) announced today that it is delayed in filing its Annual Report on Form 10KSB. On April 1, 2002, General Credit filed a Notification of Late Filing on Form 12b-25 relating to the Form 10KSB. As of April 15, 2002, General Credit is delinquent in filing its Form 10-KSB for the fiscal year ended December 31, 2001. It is anticipated that the Company will file its Form 10KSB on or before May 31, 2002 providing the issues discussed below are resolved.

                  The primary reason for the delay in the Company's filing its Form 10-KSB is its inability to determine what extent, if any, its approximate $3,238,000 investment in and advances to Cash Payroll Express, Inc. ("CPE") at December 31, 2001 may require adjustment as a result of certain pending disputes between the Company and the other stockholders of CPE. CPE is accounted for on the equity method by the Company. CPE, 80.5% of whose stock is owned by the Company, but which is only 50% controlled by the Company as a result of operating agreements with its other stockholders, operates a check factoring business in one location in Brooklyn, New York.

         In March 2002, the Company filed a claim against certain stockholders of CPE alleging, among other things, breach of the operating agreements, conversion and fraud for a total recovery of approximately $1,300,000. The defendants in the action have not yet responded to the allegations of the Company contained in the complaint.

         The Company expects to report that during the year ended December 31, 2001, the Company generated fee income from continuing operations of approximately $5,719,000 as compared with reported fee income from continuing operations of approximately $5,639,000 for the year ended December 31, 2000. The Company also expects to report a loss from continuing operations (before any write-downs related to its investment in CPE) of approximately $1,149,000 ($.33 per share) which is significantly higher than the reported loss from continuing operations of approximately $273,000 ($.08 per share) for the year ended December 31, 2000. The increase in such losses for the year ended December 31, 2001 is attributable to the high costs of financing, as well as other factors related to the inability of the Company to implement its business plan. The losses may be greater depending upon whether and to what extent the Company writes down the carrying value of the assets of CPE. The audit report of Cornick, Garber & Sandler, LLP. on the Company's annual financial statements for the fiscal year ended December 31, 2001 is expected to include an explanatory paragraph stating that the Company's ability to continue operations as a going concern is dependent upon certain factors including its ability to acquire additional liquidity to meet its cash requirements.

         Because of the failure to file its Form 10-KSB within the prescribed timeframe, the Company does not meet the adequate current public information requirement contained in Rule 144(c) promulgated under the Securities Act of 1933, as amended, and the Company's shareholders may not rely on Rules 144 or 145 for the resale of restricted securities until the Company's Form 10-KSB is filed and the Company has otherwise provided adequate current public information.

         FOR FURTHER INFORMATION, PLEASE CONTACT IRWIN ZELLERMAIER, CHIEF EXECUTIVE OFFICER OF GENERAL CREDIT CORPORATION AT (212) 697-4441.